Exhibit 10.14.2

NONEMPLOYEE DIRECTORS COMPENSATION

Effective November 2, 2011

Annual retainer	$22,500 per quarter, payable in cash or as otherwise elected by a nonemployee director pursuant to the Deferred Compensation Plan (“Deferred Plan”).

Annual RSU grant[1]	An annual restricted share unit (“RSU”) grant of the number of RSUs equal to $140,000 divided by the closing price of the Company’s common shares on the date of grant (the “Grant Date Closing Price”); one year cliff vest.

Presiding Director	Additional retainer is $5,000 per quarter, payable in cash or as elected under Deferred Plan. Annual RSU grant value increased by $20,000.

Audit Committee Chair	Additional retainer is $5,000 per quarter, payable in cash or as elected under Deferred Plan.

Human Resources and Compensation Committee Chair	Additional retainer is $3,750 per quarter, payable in cash or as elected under Deferred Plan.

Nominating and Governance Committee Chair	Additional retainer is $2,500 per quarter, payable in cash or as elected under Deferred Plan

[1]	Awards to be granted pursuant to the 2007 Nonemployee Directors’ Equity Incentive Plan, as amended.